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                                                                    EXHIBIT 12.1





                Skadden, Arps, Slate, Meagher & Flom (Illinois)
                             333 West Wacker Drive
                                   Suite 2100
                            Chicago, Illinois 60606



                                        November 14, 2003


Van Kampen Emerging Markets Fund
1 Parkview Plaza
PO Box 5555
Oakbrook Terrace, Illinois 60181-5555

Van Kampen Asian Equity Fund
1 Parkview Plaza
PO Box 5555
Oakbrook Terrace, Illinois 60181-5555

Ladies and Gentlemen:

                  We have acted as special counsel to the Van Kampen Emerging Markets Fund (the "Acquiring Fund"), a series of the Van Kampen Series Fund, Inc. (the "Series Fund"), an open-end management investment company organized as a Maryland corporation, and to the Van Kampen Asian Equity Fund (the "Target Fund"), another series of the Series Fund, in connection with the Acquiring Fund's acquisition of all of the assets of the Target Fund, solely in exchange for Class A, Class B and Class C Shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, and the subsequent liquidation of the Target Fund (the "Reorganization") pursuant to the Agreement and Plan of Reorganization, dated November 14, 2003, between the Acquiring Fund and the Target Fund (the "Agreement"). You have requested our opinion regarding whether the Reorganization will be treated for United States federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

                  In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Proxy
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Van Kampen Emerging Markets Fund
Van Kampen Asian Equity Fund
November 14, 2003
Page 2


Statement/Prospectus (prepared with respect to the Reorganization), the Statement of Additional Information (also prepared with respect to the Reorganization), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Reorganization will be consummated in accordance with the Agreement, the Proxy Statement/Prospectus, the Statement of Additional Information, and such other documents, certificates and records and that statements as to factual matters contained in such documents are and will continue to be correct.

                  For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

                  In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

                  In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

                  Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Code.
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Van Kampen Emerging Markets Fund
Van Kampen Asian Equity Fund
November 14, 2003
Page 3


                  Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated or assumed herein or any subsequent changes in applicable law. This letter is furnished to you solely for your benefit in connection with the Reorganization and may not be relied upon by any other person without our prior written consent.


                                Very truly yours,

                                /s/ SKADDEN, ARPS, SLATE, MEAGHER &
                                FLOM (ILLINOIS)